Jewett-Cameron Announces Changes to Management and the Board of Directors

North Plains, Oregon, February 8, 2017 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) today announced changes to corporate management and its Board of Directors.

Donald Boone retired from the positions of President, CEO and Treasurer of Jewett-Cameron effective February 7, 2017. Mr. Boone has served in those positions since leading the acquisition of the business in 1987. He will remain with the Company as a Director, and has also been named as Chairman of the Board of Directors. The Board has unanimously approved a motion which names Charles Hopewell, the current Chief Operating Officer, as the new President and CEO, and has also named him as the designated management representative on the Board of Directors. Mr. Hopewell will also serve as the interim Chief Financial Officer until the Company fills this position on a permanent basis.

Ralph Lodewick has resigned from the Company’s Board of Directors effective January 30, 2017. Mr. Lodewick has served as a Director since 2008, and the Company thanks Mr. Lodewick for his long service. The Board has initiated a search for a new Independent Director to join the Board and serve on the Company’s Audit Committee.

Donald Boone has informed the Board that he wishes to voluntarily return 10,000 shares of his own personal stock to the Company’s treasury for cancellation. Mr. Boone has taken this action for several years as a gesture which permits the company to provide additional annual contributions to its employees individual 401K accounts. The shares are anticipated to be returned to treasury within the next several weeks.

The Company’s Board of Directors has also discussed researching potential alternatives to the Company’s current NASDAQ listing due to the Company’s relative size and low trading volume.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of specialty metal products and wholesale distribution of wood products to home centers and other retailers located primarily in the United States. Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries in the United States. MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products. Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds. JC USA provides professional and administrative services, including accounting and credit services, to its subsidiary companies.

Safe Harbor Statement

The information in this release contains certain forward-looking statements that anticipate future trends and events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings. Accordingly, actual results may differ, possibly materially, from predictions contained herein.

For further information, please contact:

Donald Boone, Chairman or Charlie Hopewell, President & CEO

(503) 647-0110